Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for January 2021

HOUSTON, Texas, January 19, 2021 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $2,731,234.93 or $0.058599 per Unit, based primarily upon production during the month of November 2020, subject to certain adjustments by the owner of the Trust’s subject interests, Hilcorp San Juan L.P. (Hilcorp”), for prior months. The distribution is payable February 12, 2021, to Unit Holders of record as of January 29, 2021.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 1,428,504 Mcf (1,587,227 MMBtu) for November 2020, as compared to 1,440,001 Mcf (1,600,001 MMBtu) for October 2020. Dividing revenues by production volume yielded an average gas price for November 2020 of $3.14 per Mcf ($2.83 per MMBtu), as compared to an average gas price for October 2020 of $1.52 per Mcf ($1.37 per MMBtu).

Hilcorp has advised the Trust that the November 2020 reporting month included additional profits of $717,922 gross ($538,441 net to the Trust) based on true-ups for the June 2018, July 2018, August 2018, September 2018, and July 2020 production months.

Hilcorp also reported that for the reporting month of November 2020, revenue included an estimated $100,000 for non-operated revenue. For the month ended November 2020, Hilcorp reported to the Trust capital costs of $81,845, lease operating expenses and property taxes of $1,240,063, and severance taxes of negative $441,074 (credit to the Trust due to true-ups).

Contact:	San Juan Basin Royalty Trust
BBVA USA, Trustee
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
	website: www.sjbrt.com	e-mail: sjt.us@bbva.com
Joshua R. Peterson, Head of Trust Real Assets & Mineral Resources
and Senior Vice President
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.